AMENDMENT NO. 1 TO THE INVESTMENT SUB-ADVISORY AGREEMENT
DATED ___________

WHEREAS, Aspiriant, LLC (hereinafter referred to as “Adviser”) and Aperio Group, LLC (hereinafter referred to as “Sub-Adviser”), an SEC registered investment adviser, having its principal place of business in Sausalito, California, entered into an Investment Sub-Advisory Agreement dated as of October 3, 2018 (as amended through the date hereof, the “Agreement”); and

WHEREAS, Adviser and Sub-Adviser (collectively, the “Parties”) desire to amend Schedule A of the Agreement, which sets forth Adviser’s tiered management fee schedule.

NOW, THEREFORE, the Parties hereby agree as follows:

I.	Amendment to the Agreement:

Schedule A: The prior Schedule A is replaced in its entirety with a revised schedule, attached to this Amendment No. 1.

II.

Defined Terms; Confirmation of Other Terms of the Agreement. Any capitalized term used herein and not defined herein shall have the meaning assigned to it in the Agreement. The Agreement, as amended, is hereby confirmed as being in full force and effect in accordance with its terms. No other terms of the Agreement are amended by this Amendment No. 1.

III.	Counterparts. This Amendment No. 1 to the Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

IN WITNESS WHEREOF, ADVISER and SUB-ADVISER have each executed this Amendment No. 1 on the date written above.

Aspiriant, LLC	Aperio Group, LLC
(Adviser)	(Sub-Adviser)

Name:	Name:

Signature:	Signature:

Title:	Title:

SCHEDULE A

to the Investment Sub-Advisory Agreement

amended ___________ between

Aspiriant, LLC and Aperio Group, LLC

Sub-Adviser’s compensation shall be calculated and paid based on the following tiered fee schedule:

Aspiriant Risk-Managed Equity Allocation Fund:

Subject to an annual minimum of $                  per account.